EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MARCH 1, 2017		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 2016 ANNUAL FINANCIAL RESULTS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the fourth quarter of 2016 as well as the 2016 calendar year.  Premier realized net income of $3,407,000 (32 cents per diluted share) during the quarter ended December 31, 2016, a 19.5% increase over the $2,852,000 (31 cents per diluted share) of net income reported for the fourth quarter of 2015.  The increase in net income during the fourth quarter of 2016 is largely due to a $1,939,000 increase in interest income and a $293,000 increase in non-interest income in the fourth quarter of 2016 that were only partially offset by a $213,000 increase in interest expense, a $218,000 increase in provision for loan losses and an $876,000 increase in non-interest expense when compared to the fourth quarter of 2015.

President and CEO Robert W. Walker commented, “We are pleased to report a second consecutive quarter of improved earnings performance as we continue to assimilate the operations of the newly acquired First National Bankshares and to also report a nearly 20% increase in quarterly earnings over the fourth quarter of last year.  In addition to the acquisition and subsequent systems conversion of First National Bankshares, in 2016 we increased loans outstanding by nearly 5.0% via core lending operations, redeployed lower yielding maturing investments into higher yielding loans, and increased low cost demand deposit balances by 9.0%.  In 2016, our Company was added to the Russell 2000 stock market index, our board of directors declared and paid a 10% common stock dividend to shareholders of record on December 2, 2016, and we increased the fourth quarter cash dividend by 10% to $0.15 per share.  We recently announced a $0.15 per share cash dividend for the first quarter of 2017 as well.  I want to thank all of our hard working employees for their efforts in achieving these outstanding results.  While our future results will still be subject to the strengths and weaknesses of our local and national economies, we are optimistic about our future and look forward to meeting its challenges.”

For the year, Premier realized net income of $12,174,000 ($1.15 per diluted share) during the year ending December 31, 2016, a $272,000, or 2.2%, decrease from the $12,446,000 ($1.35 per diluted share) reported for the year ending December 31, 2015.  The decrease in net income during in 2016 is largely due to a $1,422,000 increase in the provision for loan losses in 2016 compared to the provision for loan losses in 2015.  The increase in the provision for loan losses during 2016 was largely due to two primary factors, a $42.3 million, or 5.0%, increase in loans outstanding from internal loan production and a mid-year provision for an estimate of potential loan losses related to flooding that occurred in some of Premier’s West Virginia markets in late June.  Otherwise, a $5,318,000, or 11.0%, increase in net interest income and a $1,088,000, or 15.3%, increase in non-interest income in 2016 more than offset a $5,389,000, or 15.1%, increase in non-interest expense when compared to the calendar year 2015.

The increases in income and expense in both the quarter-to-date and year-to-date results are largely the results of the operations of the newly acquired First National Bank (“First National”), which were not included in Premier’s 2015 results.  First National, a wholly owned subsidiary of First National Bankshares Corporation (“Bankshares”) headquartered in Ronceverte, West Virginia, was purchased as part of Premier’s acquisition of Bankshares on January 15, 2016.  Premier issued 1.55 million shares of its common stock valued at approximately $22,041,000 to the shareholders of Bankshares.  On March 4, 2016, as part of Premier’s assimilation of Bankshares, First National was converted to Premier’s operating systems and merged into Premier Bank, a wholly own subsidiary of Premier.  The six branches of First National became branches of Premier Bank, and now comprise the bank’s second largest operating division.  The operations of First National’s six branches plus the operations of Bankshares are only included in the operations of Premier since the January 15, 2016 acquisition date.  The operating results for 2016 not only reflect the additional costs associated with the mergers and data processing conversion, but also the additional common shares issued to the shareholders of Bankshares to complete the merger.

Net interest income for the quarter ended December 31, 2016 totaled $13.436 million, up $1,726,000, or 14.7%, from the $11.710 million of net interest income earned during the fourth quarter of 2015. Interest income in 2016 increased by $1.939 million, or 15.3%, largely due to a $1.856 million increase in interest income from the operations of First National and an $83,000 increase in interest income from Premier’s other operations.  Interest income on loans in the fourth quarter of 2016 increased by $1,822,000, or 16.1%, largely due to a $1,642,000 increase in interest income on loans from the operations of First National, and a $180,000, or 1.6% increase in interest income on loans from Premier’s other operations.  Interest income on investment securities in the fourth quarter of 2016 increased by $81,000, or 6.4%, largely due to $201,000 of additional interest income on the investment securities added from the acquisition of First National, partially offset by lower interest income on investment securities of Premier’s other operations.  Interest income from interest-bearing bank balances and federal funds sold increased by $36,000, or 53.7%, largely due to an increase in the average yield earned in the fourth quarter 2016.

Partially offsetting the increase in interest income in the fourth quarter of 2016 was a $213,000, or 22.4%, increase in interest expense, when compared to the fourth quarter of 2015.  Interest expense increased by $267,000 due to the addition of the operations acquired from Bankshares, including $192,000 of interest expense on the deposits and borrowings of First National and $75,000 of interest expense on subordinated debentures assumed by Premier as part of the acquisition of Bankshares.  The subordinated debentures can be included as a portion of Premier’s regulatory Tier 1 capital, subject to certain conditions and limitations.  Partially offsetting the $267,000 increase in interest expense from the addition of the operations acquired from Bankshares was a $54,000, or 5.7%, decrease in interest expense from Premier’s other operations, largely due to a $26,000, or 3.2%, decrease in interest expense on deposits and a $25,000, or 20.8%, decrease in interest expense on borrowings due to principal payments.

During the quarter ended December 31, 2016, Premier recorded $312,000 of provision for loan losses compared to $94,000 of provision for loan losses recorded during the same quarter of 2015.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  The lower amount of provision expense recorded in the fourth quarter of 2015 was largely due to a lower level of specific reserves allocated to impaired loans and a decrease in total loans outstanding during the quarter.  Gross charge-offs of loans increased by $71,000 in the fourth quarter of 2016 when compared to the same quarter of 2015.  Recoveries on loans previously charged-off in the fourth quarter of 2016 were relatively the same as the fourth quarter of 2015, increasing by $4,000 to $96,000 during the fourth quarter of 2016.  However, during the quarter ended December 31, 2016, non-accrual loans increased by $17.313 million from the amount at September 30, 2016, and are $18.606 million higher than the amount at December 31, 2015.  The increase in non-accrual loans is largely due to two borrowing relationships in the Washington DC metro market that have become chronically past due and thus placed on non-accrual status prior to year-end.  At this time management believes the loans are well collateralized and all principal outstanding on the loans should be collected over time through the bank’s collection efforts.  Accruing loans 90+ days past due decreased by $4,773,000 since September, 2016 and are now $1,033,000 lower than the amount at December 31, 2015.  The decrease in accruing loans 90+ days past due is largely due to placing the borrowing relationships above on non-accrual status prior to December 31, 2016.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended December 31, 2016 totaled $7.750 million compared to $7.167 million in the fourth quarter of 2015, as a $876,000, or 9.7%, increase in non-interest expenses was partially offset by a $293,000, or 16.0%, increase in non-interest income.  The $583,000 increase in net overhead when compared to the fourth quarter of 2015 is largely due to the net operating costs of the six branches of First National acquired in January 2016.  Non-interest income increased by $293,000 in the fourth quarter of 2016 when compared to the fourth quarter of 2015, largely due to a $233,000 increase in non-interest income from the operations of the six branches of First National, plus a $60,000 increase in non-interest income from Premier’s other operations.   Contributing to the increase in non-interest income, service charges on deposit accounts increased by $130,000, or 14.1%, electronic banking income increased by $115,000, or 17.0%, secondary market mortgage income increased by $10,000, or 25.6%, and other sources of non-interest income increased by $38,000, or 19.9%, when compared to the fourth quarter of 2015.  Non-interest expenses increased by $876,000 in the fourth quarter of 2016 when compared to the fourth quarter of 2015, largely due to a $956,000 increase in non-interest expense from the operations of the six branches of First National.  Partially offsetting this increase, non-interest expense from Premier’s other operations decreased by $80,000, or 0.9%.  In total, staff costs increased by $796,000, or 20.0%, occupancy and equipment expenses increased by $286,000, or 22.3%, data processing costs (excluding conversion costs) increased by $155,000, or 13.8%, professional fees increased by $117,000, or 70%, amortization of intangible assets increased by $68,000, or 32.5%, and taxes not based on income increased by $26,000, or 22.6%.  Decreases in non-interest expense during the fourth quarter of 2016 include OREO expenses and writedowns, down $334,000, FDIC insurance expense, down $125,000, loan collection expenses, down $12,000, and other operating expenses, down $55,000, when compared to the fourth quarter of 2015.

Net interest income for the year ended December 31, 2016 totaled $53.698 million, an increase of $5.318 million, or 11.0%, compared to $48.380 million of net interest income earned during 2015.  Total interest income in 2016 increased by $5.930 million, or 11.3%, largely due to a $7.178 million increase in interest income from the operations of First National, including $6.273 million of loan income and approximately $851,000 of interest income on investments.  Partially offsetting this increase was a $1.248 million decrease in interest income from Premier’s other operations, which includes a $513,000 decrease in the collection of loan discounts and deferred interest income recognized upon the full payoff of non-accrual loans in 2016 versus a higher amount recognized from payoffs in 2015.  Otherwise, loan interest income from Premier’s other operations decreased by $666,000, or 1.4%, largely due to a lower average yield on loans outstanding, while interest income on investments decreased by $242,000, or 4.8%.  However, interest income from interest-bearing bank balances and federal funds sold increased by $173,000, or 85%, largely due to an increase in the average yield earned in 2016 on a lower average balance outstanding during the year.

Partially offsetting the increase in interest income for the year ended December 31, 2016 was a $612,000, or 15.2%, increase in interest expense in 2016 when compared to the year ended December 31, 2015.  Interest expense increased by $1,036,000 due to the addition of the operations acquired from Bankshares, including $780,000 of interest expense on the deposits and borrowings of First National and $256,000 of interest expense on subordinated debentures assumed by Premier as part of the acquisition of Bankshares.  Partially offsetting the $1,036,000 increase in interest expense from the addition of the operations acquired from Bankshares was a $424,000, or 10.6%, decrease in interest expense from Premier’s other operations, largely due to a $331,000, or 9.5%, decrease in interest expense on deposits and a $95,000, or 18.6%, decrease in interest expense on borrowings primarily due to principal payments.

During 2016, Premier recorded $1,748,000 of provision for loan losses compared to a $326,000 of provision for loan losses in 2015.  The provision for loan losses recorded in 2015 was largely in response to identified increases in the estimated credit risk in the loan portfolio related to loans collectively evaluated for impairment, partially offset by a decrease in specific reserves allocated to impaired loans and a significant level of recoveries of loans charged-off in 2015.  The provision expense in 2016 was largely to provide for an increase in credit risk as a result of internal loan growth as loans outstanding increased by an additional $42.2 million, or 5.0%, after excluding the $132.8 million of loans acquired via the purchase of Bankshares and an estimate for the potential loan losses related to the flash flooding that occurred in some of Premier’s West Virginia markets during the last week of June, 2016.  The loans acquired from the purchase of Bankshares were recorded at their estimated fair value on the date of acquisition, including an estimate of credit risk within the loan portfolio.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Net charge-offs in 2016 were $559,000, down $467,000 from the $1,026,000 of net charge-offs recorded in 2015.  While gross charge-offs decreased by $1,086,000 in 2016 when compared to 2015 charge-offs, Premier realized a $683,000 increase in 2015 in recoveries of loans previously charged-off.  The high level of recoveries in 2015 resulted in a comparative $599,000 decrease in recoveries in 2016.

Net overhead costs (non-interest expenses less non-interest income) for the calendar year ended December 31, 2016 totaled $33.010 million compared to $28.705 million in the year 2015, as a $5,389,000, or 15.1%, increase in non-interest expenses was partially offset by a $1,088,000, or 15.3%, increase in non-interest income.  The $4,305,000 increase in net overhead when compared to the calendar year 2015 is largely due to the net operating costs of the six branches of First National acquired in January 2016.  Non-interest income increased by $1,088,000 in the calendar year 2016 when compared to 2015, largely due to an $895,000 increase in non-interest income from the operations of the six branches of First National, plus a $193,000 increase in non-interest income from Premier’s other operations.  Contributing to the increase in non-interest income, service charges on deposit accounts increased by $365,000, or 10.0%, electronic banking income increased by $454,000, or 16.9%, secondary market mortgage income increased by $75,000, or 55%, and other sources of non-interest income increased by $190,000, or 31.4%, when compared to the year 2015.  Non-interest expenses increased by $5,389,000 in the calendar year 2016 when compared to 2015, largely due to a $4,672,000 increase in non-interest expense from the operations of the six branches of First National.  In addition, non-interest expense from Premier’s other operations increased by $717,000, or 2.0% in 2016, largely due to increases in staff costs, occupancy and equipment expenses, professional fees and data processing costs.  In total, staff costs increased by $2,856,000, or 16.9%, occupancy and equipment expenses increased by $1,065,000, or 20.5%, data processing costs (excluding conversion costs) increased by $815,000, or 18.5%, professional fees increased by $120,000, or 18.1%, amortization of intangible assets increased by $286,000, or 33.5%, and other operating expenses increased by $229,000, or 6.9%.  Other increases include supplies expense, up $110,000, conversion expenses, up $162,000, and taxes not based on income, up $23,000, when compared to the calendar year 2015.  Year over year decreases in non-interest expense include OREO expenses and writedowns, down $283,000, or 13.4%, and FDIC insurance expense, down $26,000, or 3.0%.

Total assets as of December 31, 2016 were up $251.5 million, or 20.2%, from the $1.245 billion of total assets at year-end 2015.  The increase in total assets since year-end 2015 is largely due to the $237.3 million of assets from the Bankshares acquisition in January 2016.  Otherwise, a $42.3 million increase in total loans outstanding from organic growth and a $18.1 million increase in liquid assets were partially offset by a $43.5 million decrease in securities available for sale.  Earning assets increased by $235.3 million from the $1.147 billion at year-end 2015 to $1.382 billion at year-end 2016, including an increase of $223.7 million of earning assets from the Bankshares acquisition.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased in total by $34.5 million, which includes the initial $16.4 million of liquid assets from the Bankshares acquisition.  Investment securities increased by $33.1 million, including $76.6 million of investment securities from the Bankshares acquisition, while total loans outstanding increased by $175.1 million, including $132.8 million from the Bankshares acquisition and $42.3 million from Premier’s other operations since year-end 2015.  Other assets increased by $6.2 million, largely due to the premises and equipment of the six branches of First National, while goodwill and other intangible assets increased by $3.7 million, as the $4.9 million of intangible assets generated by the acquisition of Bankshares was partially offset by $1,139,000 of core deposit intangible amortization.  Total deposits increased by $219.2 million since year-end 2015, including the $205.2 million of deposits obtained from the acquisition of Bankshares plus a $14.0 million increase in deposits from Premier’s other operations.  Customer repurchase agreements increased by $2.1 million, including $2.2 million obtained from the acquisition of Bankshares.  Other borrowings decreased by $2.4 million since year-end 2015, due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  Premier also assumed $6.186 million of subordinated debentures issued by Bankshares, reduced by $843,000 of fair value adjustments, as a result of the acquisition of Bankshares.

Stockholders’ equity of $174.2 million equaled 11.6% of total assets at December 31, 2016, which compares to stockholders’ equity of $147.2 million or 11.8% of total assets at December 31, 2015.  The increase in stockholders’ equity was largely due to the $22.0 million of common stock issued to shareholders of Bankshares in the acquisition.  Otherwise, $12.2 million of net income earned during 2016 was reduced by approximately $5.9 million, or $0.56 per share, in cash dividends declared and paid to stockholders during the year. Also decreasing total stockholders’ equity during 2016 was a $2.2 million, net of tax, decrease in the fair value of the investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2016.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2016	2015	2016	2015
Interest Income	14,600	12,661	58,341	52,411
Interest Expense	1,164	951	4,643	4,031
Net Interest Income	13,436	11,710	53,698	48,380
Provision for Loan Losses	312	94	1,748	326
Net Interest Income after Provision	13,124	11,616	51,950	48,054
Non-Interest Income	2,123	1,830	8,187	7,099
Non-Interest Expenses	9,873	8,997	41,193	35,804
Income Before Taxes	5,374	4,449	18,944	19,349
Income Taxes	1,967	1,597	6,770	6,903
NET INCOME	3,407	2,852	12,174	12,446

EARNINGS PER SHARE	0.32	0.32	1.16	1.38
DILUTED EARNINGS PER SHARE	0.32	0.31	1.15	1.35
DIVIDENDS PER SHARE	0.15	0.14	0.56	0.51

Charge-offs	435	364	1,010	2,096
Recoveries	96	92	451	1,070
Net charge-offs	339	272	559	1,026

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2016	2015
ASSETS
Cash and Due From Banks	41,443	33,888
Interest Bearing Bank Balances	58,052	32,816
Federal Funds Sold	7,555	5,835
Securities Available for Sale	288,607	255,466
Loans (net)	1,013,987	840,099
Other Real Estate Owned	12,665	13,040
Other Assets	34,164	27,573
Goodwill and Other Intangibles	39,720	35,976
TOTAL ASSETS	1,496,193	1,244,693

LIABILITIES & EQUITY
Deposits	1,279,386	1,060,196
Fed Funds/Repurchase Agreements	23,820	21,694
Other Borrowings	8,859	11,292
Subordinated Debentures	5,343	-
Other Liabilities	4,601	4,279
TOTAL LIABILITIES	1,322,009	1,097,461
Common Stockholders’ Equity	174,184	147,232
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,496,193	1,244,693

TOTAL BOOK VALUE PER COMMON SHARE	16.37	16.36
Tangible Book Value per Common Share	12.64	12.36

Non-Accrual Loans	25,747	7,141
Loans 90 Days Past Due and Still Accruing	1,999	3,032